Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2020 Financial Results

McLean, VA, July 30, 2020 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net income available to common shareholders of $9.5 million, or $0.26 per diluted common share, and non-GAAP core operating income of $0.4 million, or $0.01 per diluted common share, for the quarter ended June 30, 2020.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) appears at the end of this press release.

Second Quarter 2020 Financial Highlights

•	$0.26 per diluted common share of GAAP net income
•	$0.01 per diluted common share of non-GAAP core operating income
•	$5.63 per common share of book value
•	1.2 to 1 “at risk” short term secured financing to investable capital ratio

“The Company is encouraged by the performance of its investment portfolio and resulting 7% economic return during the second quarter as market conditions improved and volatility decreased with the support of aggressive Federal monetary and fiscal policies,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The Company’s results benefited from spread tightening and attractive investments made during the quarter while still maintaining leverage near 1x and retaining the financial flexibility to capture the benefit of opportunities that may arise across sectors as economic and market conditions evolve over the coming quarters.”

Other Second Quarter Highlights

As of June 30, 2020, the Company’s mortgage investment portfolio totaled $651 million at fair value, consisting of $502 million of agency MBS and $149 million of mortgage credit investments.  Based on investable capital, the Company has allocated 62% and 38% of its capital to its agency MBS and mortgage credit investment strategies, respectively, as of June 30, 2020.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or by a U.S. government agency, such as the Government National Mortgage Association (“Ginnie Mae”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property, MBS collateralized by residential or commercial mortgage loans (“non-agency MBS”), and securities or loans collateralized by mortgage servicing rights (“MSRs”).

As of June 30, 2020, the Company’s $502 million agency MBS investment portfolio at fair value was comprised entirely of specified agency MBS as follows:

•	$230 million of 2.5% coupon 30-year agency MBS
•	$192 million of 3.0% coupon 30-year agency MBS
•	$23 million of 3.5% coupon 30-year agency MBS
•	$17 million of 4.0% coupon 30-year agency MBS
•	$40 million of 4.5% coupon 30-year agency MBS

As of June 30, 2020, the Company’s $502 million specified agency MBS portfolio had a weighted average amortized cost basis of $104.02 and a weighted average market price of $106.64.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic to-be-announced (“TBA”) agency MBS, were approximately 1.42 percentage points as of June 30, 2020, compared to 0.56 percentage points as of March 31, 2020.

During the second quarter of 2020, the Company purchased agency MBS totaling $229 million and sold agency MBS for gross sale proceeds of $315 million for a net realized gain of $12 million.

As of June 30, 2020, the Company’s $149 million mortgage credit investment portfolio at fair value was comprised of the following:

•	$64 million of financing collateralized by MSRs
•	$45 million commercial mortgage loan
•	$18 million of non-agency MBS collateralized by residential mortgage loans
•	$12 million of non-agency MBS collateralized by commercial mortgage loans
•	$10 million of non-agency MBS collateralized by business purpose residential mortgage loans

During the second quarter of 2020, the Company purchased mortgage credit investments totaling $107 million and sold mortgage credit investments for gross sale proceeds of $39 million for a net realized loss of $7 million.

As of June 30, 2020, the Company had a total of $427 million of repurchase agreements outstanding.  As of June 30, 2020, the Company had $395 million of repurchase agreements outstanding with a weighted average rate of 0.22% and remaining weighted average maturity of 14 days secured by an aggregate of $415 million of agency MBS at fair value, which includes $29 million at sale price of unsettled agency MBS sale commitments included in the line item “sold securities receivable” in the Company’s financial statements.  As of June 30, 2020, the Company had a $32 million repurchase agreement outstanding with a rate of 3.00% and remaining maturity of 316 days secured by a $45 million commercial mortgage loan at fair value.  As of June 30, 2020, the Company did not have any repurchase agreements outstanding secured by non-agency MBS or loans or securities collateralized by MSRs.

The Company’s “at risk” short-term secured financing to investable capital ratio was 1.2 to 1 as of June 30, 2020 compared to 1.5 to 1 as of March 31, 2020.  The Company’s “at risk” short-term secured financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.  During the second quarter of 2020, the Company satisfied all of its margin calls under its repurchase agreement financing arrangements in the normal course of business.

GAAP net interest income was $3.8 million for the second quarter of 2020 compared to $9.1 million for the first quarter of 2020, including the amortization of the Company’s net premium on its agency MBS of $2.0 million for the second quarter of 2020 compared to $4.4 million for the first quarter of 2020.  The Company’s weighted average yield on its agency MBS was 2.11% for the second quarter of 2020 compared to 2.82% for the first quarter of 2020, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 19.67% for the second quarter of 2020 compared to 10.84% for the first quarter of 2020.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.65% during the second quarter of 2020 compared to 1.81% during the first quarter of 2020. The Company’s weighted average cost of repurchase agreement funding secured by mortgage credit investments was 3.29% during the second quarter of 2020 compared to 3.41% during the first quarter of 2020.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of June 30, 2020, the Company had $50 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.64% and a remaining weighted average maturity of 9.8 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.02% during the second quarter of 2020 compared to an average net receive rate of 0.03% during the first quarter of 2020. As of June 30, 2020, the total notional amount of the Company’s interest rate swaps was 12% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of 0.2 years.

Economic net interest income was $3.9 million for the second quarter of 2020 compared to $9.8 million for the first quarter of 2020.  Economic net interest income is comprised of net interest and other income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, the Company had net investment gains of $4.4 million on its agency MBS investment portfolio and $5.8 million on its mortgage credit and other investment portfolio for the second quarter of 2020. On its interest rate hedging instruments, the Company had net investment losses of $0.6 million, excluding interest rate swap net interest expense. This results in a net investment gain on the Company’s total investment and hedge portfolio of $9.6 million, or $0.26 per diluted common share, for the second quarter of 2020.

During the second quarter of 2020, the Company repurchased 1.1 million shares of its common stock for a purchase cost of $3.0 million.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the second quarter of 2020.  The distributions were paid on June 30, 2020 to shareholders of record as of June 19, 2020.  As previously disclosed, consistent with the Company’s intent to raise cash and strengthen its balance sheet, the Company’s Board of Directors determined not to declare a dividend on its common stock for the second quarter of 2020.  The Company’s Board of Directors will continue to evaluate the payment of dividends as market conditions evolve, and no definitive determination has been made at this time regarding the declaration of future dividends.

The Company intends to elect to be taxed as a REIT for its taxable year ended December 31, 2019 upon the filing of its tax return for such taxable year. The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Friday, July 31, 2020 to discuss the Company’s second quarter 2020 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) currently invests primarily in mortgage-related and other assets and intends to elect to be taxed as a REIT upon filing its tax return for its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2020	March 31, 2020
ASSETS
Cash and cash equivalents	$14,096	$89,376
Interest receivable	1,605	6,126
Sold securities receivable	91,426	1,479,396
Agency mortgage-backed securities, at fair value	501,582	645,001
Mortgage credit investments, at fair value	149,446	77,237
Derivative assets, at fair value	489	16,963
Deposits	2,473	33,008
Other assets	24,683	11,200
Total assets	$785,800	$2,358,307
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$426,877	$2,036,466
Interest payable	611	1,199
Accrued compensation and benefits	1,469	832
Derivative liabilities, at fair value	207	11,828
Purchased securities payable	42,662	—
Other liabilities	967	790
Long-term unsecured debt	74,022	74,383
Total liabilities	546,815	2,125,498
Equity:
Preferred stock (liquidation preference of $37,768 and $38,851, respectively)	36,385	37,198
Common stock	357	368
Additional paid-in capital	2,047,286	2,049,741
Accumulated deficit	(1,845,043)	(1,854,498)
Total equity	238,985	232,809
Total liabilities and equity	$785,800	$2,358,307
Book value per common share (1)	$5.63	$5.28
Common shares outstanding (in thousands) (2)	35,752	36,711

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest income
Agency mortgage-backed securities	$3,517	$23,388	$27,927	$28,455
Mortgage credit investments	2,083	1,442	173	4
Interest and other income	534	143	155	215
Total interest income	6,134	24,973	28,255	28,674
Interest expense
Short-term secured debt	1,154	14,592	19,970	22,721
Long-term unsecured debt	1,215	1,240	1,248	1,261
Total interest expense	2,369	15,832	21,218	23,982
Net interest income	3,765	9,141	7,037	4,692
Investment advisory fee income	—	—	82	—
Investment gain (loss), net
Gain (loss) on investments, net	7,625	3,094	(268)	16,890
(Loss) gain from derivative instruments, net	(397)	(102,600)	23,440	(25,353)
Other, net	2,569	(562)	136	232
Total investment gain (loss), net	9,797	(100,068)	23,308	(8,231)
General and administrative expenses
Compensation and benefits	1,897	1,858	2,012	2,833
Other general and administrative expenses	1,431	1,385	1,005	1,365
Total general and administrative expenses	3,328	3,243	3,017	4,198
Net income (loss)	10,234	(94,170)	27,410	(7,737)
Dividend on preferred stock	(758)	(774)	(774)	(774)
Net income (loss) available (attributable) to common stock	$9,476	$(94,944)	$26,636	$(8,511)
Basic earnings (loss) per common share	$0.26	$(2.59)	$0.73	$(0.23)
Diluted earnings (loss) per common share	$0.26	$(2.59)	$0.72	$(0.23)
Weighted average common shares outstanding (in thousands)
Basic	36,618	36,711	36,628	36,572
Diluted	36,666	36,711	36,750	36,572

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and investment advisory fee income less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest-bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense and non-recurring expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
GAAP net interest income	$3,765	$9,141	$7,037	$4,692
TBA dollar roll income	170	105	132	923
Interest rate swap net interest (expense) income	(6)	592	2,126	4,445
Economic net interest income	3,929	9,838	9,295	10,060
Investment advisory fee income	—	—	82	—
Core general and administrative expenses	(2,734)	(2,850)	(2,140)	(2,797)
Preferred stock dividend	(758)	(774)	(774)	(774)
Non-GAAP core operating income	$437	$6,214	$6,463	$6,489

Non-GAAP core operating income per diluted common share	$0.01	$0.17	$0.18	$0.18
Weighted average diluted common shares outstanding	36,666	36,817	36,750	36,751

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
GAAP net income (loss)	$10,234	$(94,170)	$27,410	$(7,737)
Add (less):
Total investment (gain) loss, net	(9,797)	100,068	(23,308)	8,231
Stock-based compensation expense	594	393	877	913
Preferred stock dividend	(758)	(774)	(774)	(774)
Non-recurring expense	—	—	—	488
Add back:
TBA dollar roll income	170	105	132	923
Interest rate swap net interest (expense) income	(6)	592	2,126	4,445
Non-GAAP core operating income	$437	$6,214	$6,463	$6,489

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of June 30, 2020 (unaudited, dollars in thousands):

Mortgage Investments:

Fair Value
Agency MBS:
Specified agency MBS	$501,582
Net long agency TBA position	—
Total agency MBS	501,582
Mortgage credit investments	149,446
Total mortgage investments	$651,028

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.5%	$218,144	$10,699	$228,843	$850	$229,693	$105.29	2.50%	4.2
3.0%	178,561	5,145	183,706	7,963	191,669	107.34	3.00%	4.2
3.5%	20,969	806	21,775	885	22,660	108.06	3.50%	3.1
4.0%	15,567	640	16,207	687	16,894	108.52	4.00%	2.5
4.5%	37,094	1,608	38,702	1,950	40,652	109.59	4.50%	2.9
5.5%	12	—	12	2	14	117.71	5.50%	4.8
Total/weighted-average	$470,347	$18,898	$489,245	$12,337	$501,582	$106.64	2.94%	4.0

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
2.5% 30-year MBS purchase commitments	$75,000	$77,777	$78,187	$410
2.5% 30-year MBS sale commitments	(75,000)	(77,980)	(78,187)	(207)
Total TBA commitments, net	$—	$(203)	$—	$203

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Original Purchase Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price
Mortgage credit investments:
Mortgage servicing rights financing	$65,000	$(2,559)	$62,441	$2,029	$64,470	$99.09
Commercial mortgage loan	45,000	—	45,000	(451)	44,549	99.00
Commercial MBS	20,690	(1,704)	18,986	(6,405)	12,581	60.33
Residential MBS	17,947	(699)	17,248	805	18,053	99.93
Interest-only residential MBS	—	—	16	—	16	0.16
Business purpose residential MBS	11,731	200	11,931	(2,154)	9,777	83.34
Total/weighted-average	$160,368	$(4,762)	$155,622	$(6,176)	$149,446	$93.01

(1)	For mortgage credit investments in securities, includes contractual accrued interest receivable.

Interest Rate Swap Agreement:

Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
50,000	0.64%	0.84%	0.20%	9.8